PRESS RELEASE
                         SYMBOLLON PHARMACEUTICALS, INC.
                      37 Loring Drive, Framingham, MA 01702
                    Phone: (508) 620-7676 Fax: (508) 620-7111

FOR IMMEDIATE RELEASE

               SYMBOLLON ACQUIRES PATIENT CLINICAL DATA OF MIMETIX

 Acquisition of Patient Data is Estimated to Cut IoGen Drug Development in Half

              COMPANY CONTACT:           Paul C. Desjourdy, President
                                         Symbollon Pharmaceuticals, Inc.
                                         (508) 620-7676, x202
                                         www.symbollon.com

              INVESTOR CONTACT:          Barry Kaplan, President
                                         Barry Kaplan Associates
                                         (732) 747-0702
                                         smallkap@aol.com

FRAMINGHAM, MASSACHUSETTS, Wednesday, April 7, 2004 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) today announced that it has signed an asset purchase agreement to acquire certain assets of Mimetix Inc., a privately held company, and other related parties associated with their iodine drug development efforts in women's healthcare for 425,000 shares of Symbollon's Class A common stock. These assets include the data from three clinical trials utilizing iodine to treat women with fibrocystic breast disease. Symbollon and Mimetix are working towards a prompt closing of the asset purchase agreement.

"This acquisition provides us with safety exposure data on over 800 patients who were dosed for up to three years with molecular iodine at or above the daily dose of IoGen(TM) (6.0 mg) that we will use in our the Phase III trials," said Dr. Jack Kessler, Chairman, Chief Executive Officer and Chief Scientific Officer of Symbollon Pharmaceuticals. "The FDA has instructed Symbollon that safety exposure data should be submitted on at least 1,500 patients. We intend to submit the Mimetix data as part of the 1,500 patient exposure requirement."

Dr. Kessler continued, "This is a significant step forward for Symbollon. This data could reduce our patient exposure data requirement to less than 700 additional patients. We estimate that the Mimetix data has cut the cost of the IoGen program in half, from $15-20 million to $8-10 million. This acquisition is consistent with Symbollon's goal of completing the clinical development of IoGen. We are actively preparing to initiate the first Phase III pivotal clinical trial for IoGen in the Spring of 2004."

As part of the asset purchase agreement, Symbollon has agreed to file a registration statement allowing the public resale of the shares to be issued as part of the transaction. The registration statement is expected to be filed within 30 days after the completion of the asset purchase.

Symbollon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Symbollon already has completed Phase I and II clinical trials evaluating IoGen as a potential treatment for moderate to severe cyclic pain and tenderness (clinical mastalgia) associated with fibrocystic breast disease (FBD). FBD is a condition that affects about 24 million women in the U.S., and there are approximately 7 million women suffering from clinical cyclic mastalgia. The Company believes IoGen also may be useful in treating and/or preventing endometriosis, ovarian cysts, and premenopausal breast cancer.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) the clinical data acquired from Mimetix Inc. will be acceptable exposure data for IoGen, (iii) Symbollon will be able to obtain the resources necessary to complete the development process for IoGen and to continue its operations, (iv) IoGen will successfully complete the regulatory approval process, (v) competitive products will receive regulatory approval, (vi) the Company's ability to enter into new arrangements (including with respect to IoGen) with corporate partners and (vii) such other factors as may be disclosed from time-to-time in the Company's reports as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

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